Exhibit 10.2

May 16, 2023

Infinera Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Attention: Chief Legal Officer

Re:	Repurchase of Infinera Corporation 2.125% Convertible Senior Notes due 2024

Ladies and Gentlemen:

The undersigned (the “Investor”), for itself and, on behalf of the accounts (each, an “Account”) (if any) listed on Exhibit A hereto for whom the Investor has been duly authorized to enter into the transactions contemplated hereby (each, including the Investor, if it is listed on Exhibit A, a “Holder”) enters into this Purchase Agreement (the “Agreement”) with Infinera Corporation, a Delaware corporation, (the “Company”) on the date hereof, whereby the Company will repurchase from the Holders (the “Repurchase”) the Company’s 2.125% Convertible Senior Notes due 2024 (CUSIP: 45667GAC7 and ISIN: US45667GAC78) (the “Notes”) for cash, pursuant and subject to the terms and conditions set forth in this Agreement.

1.

The Repurchase. Subject to the terms and conditions of this Agreement, the Investor and the other Holders hereby deliver, assign and transfer to the Company all right, title and interest in the aggregate principal amount (the “Principal Amount”) of Notes set forth in column 2 of Exhibit A hereto (such principal amount of Notes, the “Repurchased Notes”) in exchange for the Cash Amount (as determined as set forth in Exhibit A). Subject to the terms and conditions of this Agreement, the Investor, on behalf of itself and each Holder, hereby (a) waives any and all other rights with respect to such Repurchased Notes, and (b) releases and discharges the Company from any and all claims the Investor and each Holder may now have, or may have in the future, arising out of, or related to, such Repurchased Notes.

2.

The Closing. The closing of the Repurchase (the “Closing”) shall take place on the second Business Day (as defined below) immediately following the last Trading Day of the Reference Period (as defined below), or, at such other time and place as mutually agreed in writing by the parties (the “Closing Date”).

3.	Closing Mechanics.

(a)

At or prior to the times set forth in the Repurchase Procedures set forth in Exhibit B hereto (the “Repurchase Procedures”), the Investor, on behalf of itself and/or any other Account, shall deliver and/or cause the Holders to deliver the Repurchased Notes, by book entry transfer through the facilities of The Depository Trust Company (“DTC”), to U.S. Bank Trust Company, National Association, in its capacity as trustee for the Notes (the “Trustee”), for the account/benefit of the Company for cancellation as instructed in the Repurchase Procedures.

(b)

On the Closing Date, subject to satisfaction of the conditions precedent specified in Section 6 hereof, and the prior receipt by the Trustee from each Holder of the Repurchased Notes, the Company shall deliver the Cash Amount to the Holders by wire transfer in immediately available funds pursuant to the account information specified by the Holders in Exhibit C.

All questions as to the form of all documents and the validity and acceptance of the Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

4.	Representations and Warranties of the Company. The Company represents and warrants to the Investor (and each Account, as applicable) that:

(a)	Organization. The Company is duly organized and is validly existing under the laws of the State of Delaware.

(b)	Due Authorization. This Agreement has been duly authorized, executed and delivered by the Company.

(c)	Repurchase. The Company acknowledges that the terms of the Repurchase have been mutually negotiated between the parties.

5.	Representations and Warranties of the Investor. The Investor hereby represents and warrants to and covenants with the Company, on behalf of itself and each Account, as applicable, that:

(a)

The Investor is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)

The Investor has full power and authority to enter into this Agreement and perform all obligations required to be performed by the Investor hereunder. If the Investor is executing this Agreement on behalf of an Account, (i) the Investor has all requisite authority to enter into this Agreement, on behalf of, and, bind, each Account to the terms of this Agreement and (ii) Exhibit A hereto is a true, correct and complete list of (A) the name of each Holder, and (B) the Principal Amount of each Holder’s Repurchased Notes.

(c)

Each Holder participating in the Repurchase is the current beneficial owner of the Repurchased Notes. When the Repurchased Notes are repurchased, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, adverse claims, rights or proxies.

(d)

Participation in the Repurchase will not contravene (1) any law, rule or regulation binding on the Investor or any investment guideline or restriction applicable to the Investor (in each case, or, if applicable, any Account) and (2) the charter or bylaws (or equivalent organizational documents) of the Investor (or, if applicable, any Account).

(e)	The Investor (or applicable Account) is a resident of the jurisdiction set forth in Exhibit C.

(f)

The Investor and each Account will comply with all applicable laws and regulations in effect in any jurisdiction in which the Investor or such Account sells Notes pursuant to the Repurchase and will obtain any consent, approval or permission required for such sales under the laws and regulations of any jurisdiction to which the Investor or such Account is subject or in which the Investor or such Account makes such sales, and the Company shall not have any responsibility therefor.

(g)

The Investor acknowledges that: (1) no person has been authorized to give any information or to make any representation concerning the Repurchase or the Company or any of its subsidiaries, other than as contained in this Agreement or in the information given by the Company’s duly authorized officers and employees in connection with the Investor’s examination of the Company and its subsidiaries and the terms of the Repurchase; and (2) the Company and its subsidiaries do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that may have been provided to the Investor. The Investor hereby acknowledges that HudsonWest LLC (the “Agent”) does not take any responsibility for, and can provide no assurance as to the reliability of, the information provided or deemed provided to the Investor by the Company.

(h)

The Investor and each Account has such knowledge, skill and experience in business, financial and investment matters that the Investor and each Account is capable of evaluating the merits and risks of the Repurchase. With the assistance of its own professional advisors (to the extent the Investor and each Account has deemed appropriate), the Investor and each Account has made its own legal, tax, accounting and financial evaluation of the merits and risks and the consequences of the Repurchase and this Agreement. The Investor and each Account also acknowledges that it has consulted its own tax advisor regarding its decision to sell the Repurchased Notes and to discuss the resulting U.S. federal income tax consequences based upon its particular situation, as well as the consequences of other U.S., non-U.S., state and local or other tax laws and potentially applicable tax treaties.

(i)

The Investor confirms that neither it nor any Account is relying on any communication (written or oral) of the Company or the Agent or any of their respective agents or affiliates as investment advice or as a recommendation to participate in the Repurchase pursuant to the terms hereof. It is understood that information provided by the Company or the Agent or any of their respective agents or affiliates, shall not be considered investment advice or a recommendation with respect to the Repurchase, and that none of the Company, the Agent or any of their respective agents or affiliates is acting or has acted as an advisor to the Investor or any Account in deciding whether to participate in the Repurchase.

(j)

The Investor confirms, for itself and for each Account, that neither the Company nor the Agent has given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of selling the Repurchased Notes. In deciding to participate in the Repurchase, neither the Investor nor any Account is relying on the advice or recommendations of the Company or the Agent, and the Investor and each Account has made its own independent decision that the Repurchase is suitable and appropriate for the Investor or such Account.

(k)

The Investor and each Account is a sophisticated participant in the transactions contemplated hereby and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Repurchase.

(l)

The Investor and each Account (i) is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and (ii) (A) has total assets of at least $50 million, (B) meets the definition of a “qualified purchaser” as defined under the Investment Company Act of 1940, as amended or (C) is a registered investment company.

(m)	In addition, the Investor and each Account acknowledges and agrees that any hedging transactions engaged in by the Investor or such Account after the confidential information

(as described in the confirmatory email received by the Investor from the Agent) was made available to the Investor and prior to the Closing in connection with the Repurchase have been and will be conducted in compliance with the Securities Act and the rules and regulations promulgated thereunder.

(n)

The Investor and each Account acknowledges that the terms of the Repurchase have been mutually negotiated between the Investor (for itself and on behalf of each Account), and the Company. The Investor was given a meaningful opportunity to negotiate the terms of the Repurchase on behalf of itself and each Account.

(o)	The Investor and each Account acknowledges the Company intends to pay an advisory fee to the Agent.

(p)

The Investor will, for itself and on behalf of each Account, upon request, execute and deliver any additional documents, information or certifications reasonably requested by the Company, the Trustee to complete the Repurchase.

(q)

The Investor and each Account understands that, unless the Investor notifies the Company in writing to the contrary before the Closing, each of the Investor’s representations and warranties contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by the Investor.

(r)	The participation in the Repurchase by any Holder was not conditioned by the Company on any minimum principal amount of Repurchased Notes.

(s)

The Investor acknowledges that it and each Account had a sufficient amount of time to consider whether to participate in the Repurchase and that neither the Company nor the Agent has placed any pressure on the Investor or any Account to respond to the opportunity to participate in the Repurchase.

(t)

The operations of the Investor and each Account have been conducted in material compliance with the rules and regulations administered or conducted by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) applicable to the Investor. The Investor has performed due diligence necessary to reasonably determine that its (or, where applicable, any Account’s) beneficial owners are not named on the lists of denied parties or blocked persons administered by OFAC, resident in or organized under the laws of a country that is the subject of comprehensive economic sanctions and embargoes administered or conducted by OFAC (“Sanctions”), or otherwise the subject of Sanctions.

6.

Conditions to Obligations of the Investor and the Company. The obligations of the Investor to deliver, or to cause the Accounts to deliver, the Repurchased Notes are subject to the satisfaction at or prior to the Closing of the condition precedent that the representations and warranties of the Company on the one hand, and of the Investor on the other contained in Sections 4 and 5, respectively, shall be true and correct as of the Closing in all material respects with the same effect as though such representations and warranties had been made as of the Closing.

7.

Covenant and Acknowledgment of the Company. The Company hereby agrees to publicly disclose at or before 9:00 a.m., New York City time (the “Release Time”), on the first Business Day after the date hereof, the Repurchase as contemplated by this Agreement in a press release. The Company hereby acknowledges and agrees that as of the Release Time the Company will disclose all confidential information to the extent the Company believes such confidential information constitutes material non-public information, if any, with respect to the Repurchase or that was otherwise communicated by the Company to the Investor or any Account in connection with the Repurchase. For the avoidance of doubt, the Company may be aware of material non-public information regarding the Company at the time of Closing that has not been communicated to the Investor or any Account. The Company will, on the first Business Day following the Closing, file a Current Report on Form 8-K publicly disclosing the closing of the Repurchase as contemplated by this Agreement.

8.

Covenant of the Investor. No later than one (1) Business Day after the date hereof, the Investor agrees to deliver settlement instructions for each Holder to the Company substantially in the form of Exhibit C hereto.

9.

Waiver, Amendment. Neither this Agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

10.

Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Investor without the prior written consent of the other party.

11.

Taxation. The Company and its agents shall be entitled to deduct and withhold from any consideration (the “Consideration”) payable pursuant to this Agreement such amounts as may be required (as determined by the Company in good faith) to be deducted or withheld under applicable law. Without limiting the generality of the foregoing, in the event that the Holder (or Account(s) of such Holder, if applicable) (i) is a “United States person” (as defined in Section 7701(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), such Holder (or Account(s) of such Holder), shall deliver to the Company, at least one (1) Business Day prior to Closing, an accurately completed and duly executed IRS Form W-9 certifying that such Holder is exempt from backup withholding or (ii) is not a “United States person” (as defined in Section 7701(a) of the Code); such Holder (or Account(s) of such Holder), shall deliver to the Company, at least one (1) Business Day prior to Closing, either (A) in the case of such an Holder or Account(s) of such Holder, which is the beneficial owner of the Consideration, a completed and duly executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from Sections 1471 to 1474 of the Code and either (x) properly establishing an exemption from or reduction in U.S. federal withholding under the “interest” provision of a tax treaty with the United States or (y) together with a Form of Tax Certificate, substantially in the form of Exhibit C-1 or (B) in the case of such a Holder (or Account(s) of such Holder), which is not the beneficial owner of the Consideration (x) a completed and duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members: (a) an IRS Form W-9, or (b) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from Sections 1471 to 1474 of the Code and either (i) properly establishing an exemption from or reduction in U.S. federal withholding under the “interest” provision of a tax treaty with the United States or (ii) together with a Form of Tax Certificate, substantially in the form of Exhibit C-2 (or, if such partner/member is not the beneficial owner of the Consideration, an IRS Form W-8IMY together with the foregoing from each of its partners/members). To the extent any amounts are withheld and remitted to the appropriate taxing authority (including, for the avoidance of doubt, due to the failure of a Holder (or Account(s) of such Holder), to comply with the obligations set forth in this Section 11), such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder (or Account(s) of such Holder), to whom such amounts otherwise would have been paid. Any forms, certificates and other documents required to be delivered to the Company pursuant to this Section 11 shall be delivered via electronic mail to each of the individuals named below at the address indicated next to such individual’s name:

●	[ ]

12.

Waiver of Jury Trial. EACH OF THE COMPANY AND THE INVESTOR (FOR ITSELF AND, IF APPLICABLE, ON BEHALF OF EACH ACCOUNT) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

13.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

14.

Submission to Jurisdiction. Each of the Company and the Investor (for itself and, if applicable, on behalf of each Account) (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York; (b) waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding; and (c) irrevocably consents to the jurisdiction of the aforesaid courts in any such suit, action or proceeding. Each of the Company and the Investor (for itself and, if applicable, on behalf of each Account) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.

Venue. Each of the Company and the Investor (for itself and, if applicable, on behalf of each Account) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 14. Each of the Company and the Investor (for itself and, if applicable, on behalf of each Account) irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

16.

Service of Process. Each of the Company and the Investor (for itself and, if applicable, on behalf of each Account) irrevocably consents to service of process in the manner provided for notices in Section 19. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

17.	Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18.

Counterparts. This Agreement may be executed, either manually or by way of a digital signature provided by DocuSign (or similar digital signature provider), by one or more of the parties hereto in any number of separate counterparts (including by facsimile or other electronic means, including telecopy, email or otherwise), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement (whether executed manually or by way of a digital signature as described herein this Section 18) by facsimile or other transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

19.

Notices. All notices and other communications to the Company provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses, or, in the case of the Investor or any Account, the address provided in Exhibit C (or such other address as either party shall have specified by notice in writing to the other):

If to the Company:	Infinera Corporation 6373 San Ignacio Avenue San Jose, California 95119 Attention:

In each case, with a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California Attention:

20.

Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

21.

Notification of Changes. The Investor (for itself and, if applicable, on behalf of each Account) hereby covenants and agrees to notify the Company upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of the Investor (and/or such Account) contained in this Agreement to be false or incorrect in any material respect.

22.

Reliance by Agent. The Agent may rely on each representation and warranty of the Company and the Investor made herein or pursuant to the terms hereof (including, without limitation, in any officer’s certificate delivered pursuant to the terms hereof) with the same force and effect as if such representation or warranty were made directly to the Agent. The Agent shall be a third party beneficiary to this Agreement to the extent provided in this Section 22.

23.

Severability. If any term or provision (in whole or in part) of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Investor (for itself and, if applicable, on behalf of each Account) has executed this Agreement as of the date first written above.

Legal Name of Executing Investor:

By
Name:
Title:
Legal Name:

[Signature Page to Purchase Agreement]

ACCEPTED AND AGREED:

INFINERA CORPORATION

By
Name:
Title:

[Signature Page to Purchase Agreement]